UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2012

EasyLink Services International Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-34446	13-3645702
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6025 The Corners Parkway, Suite 100

Norcross, Georgia 30092

(Address of Principal Executive Offices)

(Zip Code)

(678) 533-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 2, 2012, the shareholders of EasyLink Services International Corporation, a Delaware corporation (the “Company”) approved and adopted the Agreement and Plan of Merger (the “Merger Agreement”) dated as of May 1, 2012 by and among Open Text Corporation, a Canadian corporation (“Open Text”), Epic Acquisition Sub Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Open Text (“Merger Sub”) and the Company, pursuant to which Merger Sub was merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation as an indirect wholly-owned subsidiary of Open Text. The closing of the Merger occurred on July 2, 2012. Pursuant to the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of the Company’s class A common stock, par value $0.01 per share (the “Common Stock”), was cancelled and converted into the right to receive, $7.25 in cash, payable without interest and less applicable withholding taxes. At the effective time of the Merger, each outstanding option to acquire shares of Common Stock became fully exercisable and vested and was cancelled and converted into the right to receive, in consideration of such cancellation, a cash payment equal to (x) the excess of $7.25 over the exercise price per share of Common Stock subject to such stock option, multiplied by (y) the aggregate number of shares of Common Stock then issuable upon exercise of such stock option. Any such payments will be paid subject to all applicable federal, state and local tax withholding requirements.

A copy of the press release dated July 2, 2012 announcing the completion of the Merger is attached hereto as Exhibit 99.1 and incorporated by reference herein in response to this Item 2.01.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The information set forth in Item 2.01 above in this Current Report is incorporated by reference herein in response to this Item 3.01. On July 2, 2012, the Company notified the NASDAQ Stock Market (“Nasdaq”) that the closing of the Merger had occurred. Nasdaq subsequently suspended the trading of the Common Stock and filed a Form 25 with the Securities and Exchange Commission to effect the delisting of the Common Stock. The Company intends to file a certification on Form 15 requesting that the Company’s reporting obligations under Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended, be terminated.

Item 3.03 Material Modification to Rights of Security Holders.

The information set forth in Item 2.01 above in this Current Report is incorporated by reference herein in response to this Item 3.03.

Item 5.01 Changes in Control of Registrant.

The information set forth in Item 2.01 above in this Current Report is incorporated by reference herein in response to this Item 5.01. As a result of the Merger, the Company became an indirect wholly-owned subsidiary of Open Text which constituted a change of control of the Company. The purchase price for the Common Stock acquired in the merger was $7.25 in cash, without interest, per share, for an aggregate purchase price of approximately $310 million, inclusive of debt. Such purchase price was funded through cash on hand.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Merger Agreement, at the effective time of the Merger, each of Kim D. Cooke, Richard J. Berman, Paul D. Lapides, John S. Simon and Thomas J. Stallings ceased to be directors of the Company and members of any committee of the Company’s Board of Directors. As a result of the Merger, at the effective time of the Merger, Gordon A. Davies, the sole director of Merger Sub, became a director of the Company. Promptly after the Merger became effective, Paul McFeeters was appointed to serve as a director of the Company.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At the effective time of the Merger, on July 2, 2012, the Company’s existing certificate of incorporation and bylaws were amended and restated in their entirety in accordance with the terms of the Merger Agreement. The amended and restated certificate of incorporation and amended and restated bylaws of the Company which are filed as Exhibits 3.1 and 3.2, respectively hereto, are incorporated herein by reference in their entirety in response to this Item 5.03.

Item 5.07 Submission of Matters to a Vote of Security Holders.

In connection with the Merger, a special meeting of the Company’s stockholders was held on July 2, 2012. At the special meeting, the Company’s stockholders approved the following proposals:

(1) A proposal to approve the Merger Agreement.

For	Against	Abstain
20,496,096	434,727	32,514

(2) An advisory proposal to approve the compensation that may become payable to the Company’s named executive officers in connection with the Merger.

For	Against	Abstain
12,529,033	7,611,741	822,563

Item 8.01 Other Events.

On July 2, 2012, the Company and Open Text issued a joint press release announcing the completion of the transactions contemplated by the Merger Agreement. A copy of the press release is attached to this Current Report as Exhibit 99.1 and is incorporated by reference herein in response to this Item 8.01.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

3.1	Amended and Restated Certificate of Incorporation of EasyLink Services International Corporation

3.2	Amended and Restated Bylaws of EasyLink Services International Corporation

99.1	Joint Press Release, dated July 2, 2012, issued by Open Text Corporation and EasyLink Services International Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

EASYLINK SERVICES INTERNATIONAL CORPORATION

By:	/s/ Paul McFeeters
Name:	Paul McFeeters
Title:	Director

Dated: July 5, 2012

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of EasyLink Services International Corporation

3.2	Amended and Restated Bylaws of EasyLink Services International Corporation

99.1	Joint Press Release, dated July 2, 2012, issued by Open Text Corporation and EasyLink Services International Corporation